Exhibit 10.03

            ADDENDUM 2 TO THE SIMON EMPLOYMENT AGREEMENT OF 8-01-02

     The following articles of the David Simon Employment Agreement effective 8-01-2002 as amended on 7-28-2003, are hereby amended as of May 1, 2004:

         1. Under paragraph III. F. 4. Stock, Stock Options and Bonuses : The company will expense the exercise price, and all applicable taxes and withholding thereon, of five (.05) cents per stock share option for each of the twelve million (12,000,000) stock option shares that were already granted under the original contract agreement, as long as the company has the available financial resources to expense the options and pay all applicable taxes and withholding thereon, if any, in the following manner; four million (4,000,000) share options annually, beginning six (6) months from the first anniversary date of the employment agreement addendum (dated 8-01-03) on May 1, 2004: then four million (4,000,000) on January 1,2005; and the final four million (4,000,000) on January 1, 2006 or anytime thereafter as soon as the company has the available resources for this expense. Employee will have to be continually employed by the company when these options are expensed by the company.

         2. Under paragraph III. F. 4. Stock, Stock Options and Bonuses :
Employee will be compensated annually with a performance bonus based on the net profit of the Company, before deducting prior accrued losses, based on the following schedule:

         a. Five percent (5%) of the first one million dollars profit for that year

         b. Four percent (4%) of the second million dollars profit for that year

         c. Three percent (3%) of the third one million dollars profit for that year

         d. Two percent (2%) of the fourth million dollars profit for that year

         e. One percent (1%) of the remaining profit for that year

    IN WITNESS WHEREOF, the undersigned parties hereto have executed this Addendum Agreement on May 1, 2004.


    Schimatic Cash Transactions Network.com,     Employee: David Simon
    Inc.
    330 E. Warm Springs R                                  2859 E. Wasatch Blvd.
    Las Vegas, NV., 8911                                   Sandy, Utah, 84092


    By: /s/ Bernard F. McHale                  By: /s/ David Simon
        -----------------------------              -----------------------------
    Bernard F. McHale, CFO/Director                David Simon, CEO/Director